Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made as of July 24, 2017 between SMILEDIRECTCLUB, LLC, a Tennessee limited liability company (the “Company”) and Align Technology, Inc., a Delaware corporation (“Purchaser”). Certain capitalized terms used below are defined in the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

Total Class C Units purchased:	2,153 Class C Units (the “Class C Units”)
Purchase Price per Unit:	$5,928.53
Total Purchase Price:	$12,764,125.09
Form of Payment:	Cash

Additional Terms/Acknowledgements: The undersigned Purchaser acknowledges receipt of, and understands and agrees to, this Membership Interest Purchase Agreement, including the terms and conditions set forth in Exhibit A attached to this Agreement, which are incorporated by reference.

COMPANY:

SmileDirectClub, LLC

By:	/s/ DAVID KATZMAN

	Name:	David Katzman
	Title:	CEO

Address:		414 Union Street, 8th Floor Nashville, Tennessee 37219

PURCHASER:

Align Technology, Inc.

By:	/s/ JOE HOGAN

	Name:	Joe Hogan
	Title:	Chief Executive Officer

Address:		2560 Orchard Parkway San Jose, CA 95050

Membership Interest Purchase Agreement
Signature Page

EXHIBIT A

TERMS AND CONDITIONS INCORPORATED INTO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

1.PURCHASE AND SALE OF CLASS C UNITS. Purchaser agrees to purchase from the Company, and the Company agrees to sell to Purchaser, the number of Class C Units for the consideration set forth in the cover page to this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”), including payment for and delivery of the Class C Units, shall occur at the offices of the Company immediately following the execution of this Agreement, or at such other time and place as the parties may mutually agree.
2.    COMPANY REPRESENTATIONS. Except as set forth in the Disclosure Schedule, attached hereto as Schedule I, delivered to the Purchaser at the Closing (the “Disclosure Schedule”), the Company represents and warrants to the Purchaser that:
(a)    Organization, Good Standing and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver this Agreement, to issue the Class C Units and to perform its obligations pursuant to this Agreement and its Second Amended and Restated Operating Agreement (as amended and/or restated from time to time, the “Operating Agreement”). The Company is presently qualified to do business as a foreign company in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted or proposed to be conducted (a “Material Adverse Effect”).
(b)     Capitalization.
(i)    Immediately prior to the Closing, the issued and outstanding Units (as defined in the Operating Agreement) of the Company will consist of 46,174 Class A Units and 3,302 Class B Units (collectively, the “Incentive Units”), and 57,641 Non-incentive Units (which include 18,557Class C Non-incentive Units and 595 Class D Non-incentive Units) (collectively, the “Non-incentive Units”). The Incentive Units and the Non-incentive Units shall have the rights, preferences, privileges and restrictions set forth in the Operating Agreement.
(ii)    The outstanding Units immediately prior to the Closing have been duly authorized and validly issued in compliance with the Operating Agreement and applicable laws.
(iii)    The Company has authorized and reserved:
(1)    40 Non-incentive Units (as may be adjusted in accordance with the provisions of the Operating Agreement) for issuance upon exercise of the warrant to be issued to Gin Lane Media pursuant to that certain Master Services Agreement between the Company and Gin Lane Media dated as of April 1, 2016;
(2)    549 Non-incentive Units (as may be adjusted in accordance with the provisions of the Operating Agreement) for issuance upon exercise of the warrant to be issued to Derris & Company, LLC pursuant to that certain Service Contract between the Company and Derris & Company,

Membership Interest Purchase Agreement
Page 1 to Exhibit A

LLC dated as of March 7, 2016 of which 329 Non-incentive Units have been issued and are currently outstanding; and
(3)    7,451 additional Class B Incentive Units for issuance in consideration for services to or for the benefit of the Company pursuant to the Operating Agreement.
(iv)    The outstanding Incentive Units and Non-incentive Units are owned by the Members and are in the numbers specified in Schedule II attached hereto.
(v)    The Company has not issued any option to purchase its Units.
(c)    Authorization. All action on the part of the Company and its directors, officers and members necessary for the authorization, execution and delivery of this Agreement by the Company, the authorization, sale, issuance and delivery of the Class C Units, and the performance of all of the Company’s obligations under this Agreement has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in this Agreement may further be limited by applicable laws and principles of public policy.
(d)    Changes.  Since July 25, 2016 there has not been any change in the assets, liabilities, financial condition or operating results of the Company that has had a Material Adverse Effect.
(e)    Material Contracts. Except for the agreements explicitly contemplated hereby, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or, to its knowledge, by which it is bound that may involve (i) obligations of, or payments to, the Company in excess of $250,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company other than the In-Licenses and Out-Licenses (as defined in Section 2(f)(i)) or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
(f)    Intellectual Property.
(i)    Intellectual Property Rights. Neither the operations of the Company as currently conducted or as currently contemplated to be conducted nor any product or service of the Company infringes or violates any patent, copyright, trademark, trade secret or other intellectual property rights (“Intellectual Property Rights”) of any third party. The Disclosure Schedule contains a complete list of all patents, registered trademarks, registered copyrights and domain names, and any pending applications for any of the foregoing, owned by the Company or filed in the name of the Company or any of its employees. Except pursuant to a written confidentiality agreement, the Company has not disclosed or made available any material Company confidential information or trade secrets to any other person or entity. Except for end-user licenses to standard commercially available software (the foregoing, “In-Licenses”), the Company is not a party to, or bound by, any contract, agreement or license with respect to the Intellectual Property Rights, software or other technology (collectively, “Intellectual Property”) of a third party. Except for standard non-exclusive end-user licenses granted by the Company with respect to the licensing or sale of Company products or services, the Company has not granted any third party any rights, options or licenses with respect to any Intellectual

Membership Interest Purchase Agreement
Page 2 to Exhibit A

Property that is or was owned by the Company (the foregoing, “Out-Licenses”). The Company has not received any communication alleging, or that would put the Company on notice, that the Company is or may be infringing or violating or, by conducting its business as currently conducted, would infringe or violate any of the Intellectual Property Rights of any other person or entity, nor is the Company aware of any basis therefor. Except as required under an In-License, the Company is not obligated to make any material payments by way of royalties, fees or otherwise with respect to the Intellectual Property of any other person or entity. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringement of Intellectual Property Rights.
(ii)    Proprietary Information and Invention Assignment. Except as set forth on the Disclosure Schedule, each person that was or is an officer or employee of the Company has executed a confidential information and invention assignment agreement substantially in the form(s) delivered to the Purchaser. No such officer or employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s confidential information and invention assignment agreement. Each current and former consultant to the Company has entered into an agreement containing appropriate confidentiality and invention assignment provisions substantially in the form(s) delivered to the Purchaser. To the knowledge of the Company, (i) no person that is or was an officer, employee or consultant of the Company is in violation of any confidential information and invention assignment agreement with the Company and (ii) no current officer, employee or consultant of the Company is in violation of any prior employee contract or proprietary information agreement with any other company or third party.
(g)    Compliance with Laws.    The Company is not, and has not been, in conflict with, or in default or violation of, any applicable law the violation of which would have a Material Adverse Effect.
(h)    Litigation. There are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received notice of any threat thereof) before any court or governmental agency. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding initiated by the Company currently pending or which the Company currently intends to initiate.
(i)    Disclosure. The Company has provided to the Purchaser all the information regarding the Company that the Purchaser has requested for deciding whether to purchase the Class C Units. To the Company’s knowledge, neither this Agreement nor any other documents or certificates delivered in connection herewith, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company does not represent or warrant that it will achieve any financial projections provided to the Purchaser.
3.    INVESTMENT REPRESENTATIONS. In connection with the purchase of the Class C Units, Purchaser represents to the Company the following:
(a)    Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Class C Units. Purchaser is purchasing the Class C Units for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

Membership Interest Purchase Agreement
Page 3 to Exhibit A

(b)    Purchaser understands that the Class C Units have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed in this Agreement.
(c)    Purchaser further acknowledges and understands that the Class C Units must be held indefinitely unless the Class C Units are subsequently registered under the Act or an exemption from such registration is available. Purchaser further acknowledges and understands that the Company is under no obligation to register the Class C Units.
(d)    Purchaser is familiar with the provisions of Rule 144 under the Act as in effect from time to time, that, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of such securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.
(e)    Purchaser further understands that at the time Purchaser wishes to sell the Class C Units there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser may be precluded from selling the Class C Units under Rule 144 even if the minimum holding period requirement had been satisfied.
(f)    Purchaser further warrants and represents that Purchaser has either (i) preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect Purchaser’s own interests in connection with the purchase of the Class C Units by virtue of the business or financial expertise of Purchaser or of professional advisors to Purchaser who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.
(g)    Purchaser acknowledges and agrees that in making the decision to purchase the Class C Units under this Agreement, Purchaser has not relied on any statement, whether written or oral, regarding the subject matter of this Agreement, except as expressly provided in this Agreement.
4.    CONDITIONS TO CLOSING OF THE PURCHASER. The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the date of the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:
(a)    The Company shall have duly executed and delivered to the Purchaser this Agreement and the Operating Agreement of the Company, with Exhibit A thereto updated to reflect the issuance of the Class C Units.
(b)    The Company shall have delivered to the Purchaser each of the following:
(i)    A certificate of the Secretary of the Company, dated the Closing Date, certifying (a) that the Operating Agreement of the Company, and attached thereto, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; and (b) that attached thereto are true and correct copies of resolutions duly adopted by the Board of the Company and continuing in effect, which authorize the execution, delivery and performance by the Company of this Agreement, the issuance of the Class C Units, and the consummation of the transactions contemplated hereby and thereby; and
(ii)    A Certificate of Good Standing or comparable certificate as to the Company, certified as of a recent date prior to the date of the Closing by the Secretary of State of Tennessee.

Membership Interest Purchase Agreement
Page 4 to Exhibit A

5.    CLASS C UNITS RIGHTS. The Company and the Purchaser acknowledge and agree that in addition to the rights, preferences and privileges of the Class C Units set forth in the Operating Agreement, the Class C Units purchased by the Purchaser pursuant to this Agreement shall be entitled to the same rights set forth in that certain Class C Non-incentive Unit Purchase Agreement, dated as of July 25, 2016, by and between the Company and the Purchaser, as such agreement may be amended from time to time (the “Prior Purchase Agreement”), including, without limitation, the Information Rights set forth in Section 10 therein, the Right of Participation set forth in Section 11 therein, and the Pari Passu Anti-Dilution Right set forth in Section 12 therein.
6.    MISCELLANEOUS.
(a)    Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Purchaser.
(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the conflicts of law provisions of the State of Tennessee or of any other state.
(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.
(d)    Successors and Assigns. Subject to the restrictions on transfer described in Section 6(e) below, the rights and obligations of the Company and the Purchaser shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.
(e)    Assignment by the Company. The rights or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Purchaser.
(f)    Entire Agreement. This Agreement together with the Operating Agreement and the Prior Purchase Agreement constitute and contain the entire agreement among the Company and the Purchaser and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.
(g)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and, mailed or delivered to each party as follows: (i) if to the Purchaser, at the Purchaser’s address set forth on the signature page hereto, or at such other address as the Purchaser shall have furnished the Company in writing, or (ii) if to the Company, at 414 Union Street, 8th floor, Nashville, Tennessee 37219, or at such other address as the Company shall have furnished to the Purchaser in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, , (iii) one business day after being deposited with an overnight courier service of recognized standing or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.
(h)    Expenses. Except as otherwise expressly set forth in this Agreement, regardless of whether the transactions contemplated in this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated in this Agreement, including legal, accounting and financial advisory fees and expenses.

Membership Interest Purchase Agreement
Page 5 to Exhibit A

(i)    Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile and other electronic copies of signed signature pages will be deemed binding originals.
[End of Exhibit A to Membership Interest Purchase Agreement]

Membership Interest Purchase Agreement
Page 6 to Exhibit A